UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Alex J. Mandl
   8065 Leesburg Pike, 4th Floor
   VA, Vienna 22182
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/21/|M   | |49085             |A  |$10.594    |                   |D     |                           |
                           | 2001 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/21/|S   | |49085             |D  |$26.22     |0                  |D     |                           |
                           | 2001 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |400                |I     |By Spouse                  |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$10.594 |11/21|M   | |49085      |D  |1    |11/21|Common Stock|49085  |N/A    |49085       |D  |            |
ions                  |        |/ 200|    | |           |   |     |/07  |            |       |       |            |   |            |
                      |        |1    |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$28.899 |     |    | |           |   |2    |7/17/|Common Stock|       |       |26096       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$43.91  |     |    | |           |   |3    |7/16/|Common Stock|       |       |1673        |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$43.91  |     |    | |           |   |4    |7/16/|Common Stock|       |       |16284       |I  |Family LLC  |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$52.1563|     |    | |           |   |5    |7/20/|Common Stock|       |       |18599       |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Exercisable on 11/21/2002.
2. Exercisable in accordance with the following schedule: 15,657 shares currently exercisable and 5,219 shares on 7/17/02 and 5,220 shares on 7/17/03.
3. Exercisable according to the following schedule: 334 shares on 7/16/00 and 7/16/02 and 335 shares on 7/16/01, 7/16/03 and 7/16/04.
4. Exercisable according to the following schedule: 3,256 shares on 7/16/00 and 3,257 shares on 7/16 of each year from 2001 through 2004.
5. Exercisable in accordance with the following schedule: 3,719 shares on 7/20 of 2001 and 2003 and 3,2720 shares on 7/20 of 2002 and 2004 and 3,721 shares on 7/20/2005.